Consent of Independent Certified Public Accountants



The Board of Directors
Security Bank Holding Company
Coos Bay, Oregon:



We consent to incorporation by reference in the Registration Statement (No.333-28087) on Form S-8 of Security Bank Holding Company of our report dated January 29, 1999, relating to the consolidated balance sheets of Security Bank Holding Company and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Security Bank Holding Company.



KPMG PEAT MARWICK LLP
Portland, Oregon
March 26, 1999